                 EXPENSE LIMITATION UNDERTAKING

                ALLIANCE CAPITAL MANAGEMENT L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105


                                       February 1, 1999


ALLIANCE GREATER CHINA '97 FUND, INC.
1345 Avenue Of The Americas
New York, New York 10105


Dear Sirs:

         Alliance Capital Management L.P. herewith undertakes

that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by the Alliance Greater China '97 Fund, Inc. (the

"Fund") to be limited to 2.50%, 3.20%, 3.20% and 2.20% of the aggregate average daily net assets of the Fund's Class A, Class

B, Class C and Advisor Class shares, respectively (the

"Limitation").  To determine the amount of expenses of each Class in excess of the Limitation, the amount of allowable fiscal-

year-to-date expenses shall be computed daily by prorating the

Limitation based on the number of days elapsed within the fiscal year of the Fund (the "Prorated Limitation").  The Prorated

Limitation shall be compared to the expenses of each Class

recorded through the current day in order to produce the

allowable expenses to be recorded and accrued for the current day

(the "Allowable Expenses").  If the expenses of any Class for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i)

reduce our advisory fees and/or (ii) reimburse the Fund

accordingly.

         For purposes of this Undertaking, the Expense Limitation

Period shall mean the period commencing on the date hereof and terminating at the close of the Fund's fiscal year.  The Expense

Limitation Period and the Undertaking given hereunder will

automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any

Expense Limitation Period, of our determination not to extend this Undertaking beyond its then current term.

         We understand and intend that you will rely on this

Undertaking in preparing and filing a Registration Statement for the Fund on Form N-1A with the Securities and Exchange

Commission, in accruing the Fund's expenses for purposes of

calculating its net asset value per share and for other purposes and expressly permit you to do so.

                             Very truly yours,

                             ALLIANCE CAPITAL MANAGEMENT L.P.

                             By:  Alliance Capital Management
                                  Corporation, its general
                                  partner

                             By:  /s/ Edmund P. Bergan










                                2
00250235.AQ7